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                                                              EXHIBIT 99.B(H)(1)


                        CONTRACTUAL FEE WAIVER AGREEMENT

                 BETWEEN WESTLAKES INSTITUTIONAL PORTFOLIOS AND
                 CONSTELLATION INVESTMENT MANAGEMENT COMPANY, LP


         AGREEMENT made as of the 28th day of February, 2004, by and between Westlakes Institutional Portfolios, a Delaware business trust (the "Trust"), and Constellation Investment Management Company, LP (the "Investment Adviser") (together, the "Parties").

         The Investment Adviser hereby agrees to waive fees and/or reimburse expenses to the extent necessary to limit the unified management fee to the following level through February 28, 2005:

         PORTFOLIO                               TOTAL UNIFIED MANAGEMENT FEE
--------------------------------------------------------------------------------

         Midcap Growth Portfolio                            0.80%


         This Agreement may be renewable at the end of the above-referenced period for an additional one-year period upon the written agreement of the parties hereto.

         This Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes and replaces any prior contractual waiver agreement between the parties with respect to the Portfolio(s) listed above. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


Westlakes Institutional Portfolios           Constellation Investment Management
                                             Company, LP

/s/ John H. Grady                            /s/ Rami Livelsberger
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